Exhibit 10.1

Execution Version

CHROMADEX CORPORATION

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

for

ROBERT FRIED

This Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into as of June 22, 2018 (the “Effective Date”), by and between Robert Fried (“Executive”) and ChromaDex Corporation, a Delaware corporation (the “Company”).

WHEREAS, Executive has served as a director of the Company since July 2015, and has served as President and Chief Strategy Officer of the Company since March 12, 2017 (which Chief Strategy Officer title Executive held until March 2018) and has served as Chief Operating Officer of the Company since January 8, 2018;

WHEREAS, Executive and the Company are parties to that certain Executive Employment Agreement, dated March 12, 2017, as amended by the Amendment to Executive Employment Agreement, dated December 20, 2017, between Executive and the Company (the “Prior Employment Agreement”); and

WHEREAS, Executive and the Company mutually desire that Executive continue to provide services to the Company and its subsidiaries on the terms and conditions provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.
Employment by the Company.

1.1           Position. Commencing on the Effective Date, Executive shall serve as the Company’s Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). During the term of Executive’s employment with the Company, Executive will devote Executive’s commercially reasonable efforts and substantially all of Executive’s business time and attention to the business of the Company and its subsidiaries, except for approved paid time off and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies and applicable law. The foregoing is subject to the permitted activities under Section 6.1 of this Agreement.

1.2           Duties and Location. Executive shall perform such duties as are customarily associated with the position of Chief Executive Officer and such other duties, commensurate with his position, as are assigned to Executive by the Board. Executive’s primary office location shall be in the Los Angeles, California area. The Company reserves the right to reasonably require Executive to perform Executive’s duties at the Company’s offices in Irvine, California as required for the performance of his duties and for business meetings with Company employees or representatives of third parties, and to require reasonable business travel.

1.3           Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.4           Board Role. Executive shall initially continue to serve as a director of the Company. Executive agrees to promptly resign as a director of the Company if properly terminated for Cause (as defined in Section 12.1 of this Agreement) pursuant to the terms of this Agreement.

2.
Compensation.

2.1           Base Salary. Commencing on the Effective Date, Executive will receive an initial base salary at the annual rate of $450,000, less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Commencing as of the date that annual base salary adjustments go into effect in connection with the Company’s fiscal year 2019 regular compensation review cycle, Executive’s annual rate of base salary will be increased to $500,000. The base salary may thereafter be increased from time to time, at the sole discretion of the Board. The base salary may not be decreased, other than a decrease of less than ten percent (10%) of Executive’s highest base salary pursuant to a salary reduction program applicable generally to the Company’s senior executives. The initial base salary, as increased or decreased, shall be referred to as “Base Salary.”

2.2           Annual Bonus. Commencing with fiscal year 2019, Executive will be eligible to earn annual incentive compensation (the “Performance Bonus”), based on the achievement of individual and corporate performance targets and metrics to be determined and approved by the Board or the Compensation Committee thereof after reasonable consultation with Executive. Executive’s target Performance Bonus opportunity shall be 60% of Base Salary for the applicable year (based on performance achievement at the 100% level), with a maximum Performance Bonus opportunity of 90% of Base Salary (based on performance achievement at the 150% level) and a threshold Performance Bonus opportunity of 30% of Base Salary (based on performance achievement at the 75% level), with payout for performance to be interpolated on a straight-line basis between threshold and target and between target and maximum. For the avoidance of doubt, Executive will not be eligible to receive a Performance Bonus for an applicable year in the event of performance achievement below the 75% level. The Performance Bonus, if earned, will be paid on an annual basis, less standard payroll deductions and withholdings, after the close of the fiscal year and after determination by the Board (or the Compensation Committee thereof) of the level of achievement of the applicable performance targets and metrics and the level of the bonus amount, but not later than March 15 of the following calendar year. No Performance Bonus amount is guaranteed and, in addition to the other conditions for earning such Performance Bonus, Executive must remain an employee in good standing of the Company on the scheduled annual Performance Bonus payment date in order to earn any Performance Bonus, except as otherwise provided in Section 7 herein. For fiscal year 2018, Executive’s Performance Bonus shall be determined and payable, in accordance with (and subject to) the terms and conditions of Section 2.2 (Annual Bonus) of the Prior Agreement.

2.3           Equity.

2.3.1           Stock Options. In consideration of Executive entering into this Agreement, on the Effective Date, Company will grant Executive an option (the “Promotion Option”) under the Company’s 2017 Equity Incentive Plan, as amended (the “Plan”) to purchase a number of shares of the Company’s common stock (the “Common Stock”) having a value equal to $2,000,000, with the number of shares of Common Stock underlying the Promotion Option to be determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC) Topic 718, Compensation – Stock Compensation (employing the same assumptions and methodologies that are applied for purposes of the Company’s financial accounting statements). The Promotion Option shall have an exercise price equal to the Fair Market Value (as such term is defined in the Plan) of a share of Common Stock on the date of grant. In addition, the Promotion Option shall vest over a 3-year period, with one-third (1/3rd) of the shares subject the Promotion Option vesting on the one-year anniversary of the date of grant, and the remaining shares subject to the Promotion Option vesting in a series of twenty-four (24) equal monthly installments thereafter, subject to Executive’s Continuous Service (as such term is defined in the Plan) on each such vesting date. Notwithstanding the foregoing or anything to the contrary set forth in the Plan or any award agreement, in the event Executive’s employment with the Company is terminated without Cause (as such term is defined below) (and other than as a result of Executive’s death or Disability (as such term is defined below)) or if Executive resigns his employment for Good Reason (as such term is defined below), all of the unvested shares of Common Stock subject to the Promotion Option shall become immediately vested and exercisable, and shall remain exercisable for the period as set forth in the last sentence of Section 7.2.3 of this Agreement. For the avoidance of doubt, the preceding sentence applies only to the Promotion Option grant (and does not apply to any equity grants previously made to Executive or any equity grants that may be made in the future to Executive).

2.3.2           Additional Equity. Commencing with the equity grant cycle in fiscal year 2019, Executive shall be eligible for additional annual equity grants in amounts commensurate with Executive’s position with the Company, at the same times as equity is granted to other senior level executives of the Company, in the discretion of the Board. Executive acknowledges and agrees that Executive will not receive any additional equity awards in fiscal year 2018 other than the Promotion Option.

3.           Standard Company Benefits. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its senior executive officers from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion; provided, however, that any such benefit plan or policy change that materially and adversely affects Executive disproportionately and specifically compared to other similarly situated executives of the Company shall require written consent of Executive. Executive shall be entitled to 4 weeks of vacation per calendar year.

4.           Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. The Company will reimburse Executive for reasonable legal fees incurred in connection with the negotiation of this Agreement, up to a cap of $25,000.

5.           Proprietary Information Obligations.

5.1           Proprietary Information Agreement. As a condition of employment, and in consideration for the benefits provided for in this Agreement, Executive shall sign and comply with the Company’s Employee Confidential Information and Invention Assignment Agreement (the “Proprietary Information Agreement”) attached hereto as Exhibit A.  In addition, Executive agrees to abide by the Company’s internally published policies and procedures, as may be modified and internally published from time to time within the Company’s discretion.

5.2           Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that, except as gained in connection with Healthspan Research LLC, Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

6.           Outside Activities and Non-Competition During Employment.

6.1           Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities and manage his and his family’s passive investments, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, Executive may engage in other types of business or public activities. The Board may rescind such consent, if the Board determines, in its good faith discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict or compete with Executive’s duties to the Company or its affiliates. Notwithstanding the foregoing, Executive shall be permitted to perform outside business and other activities, including without limitation business activities in the film and entertainment industries, to the extent such activities do not violate the first sentence of this Section 6.1.

6.2           Non-Competition During Employment. Except as otherwise provided in this Agreement, during Executive’s employment with the Company, Executive will not, without the prior written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any competitive enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or if Executive makes a passive investment in private equity firms.

7.           Termination of Employment; Severance.

7.1           At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.

7.2           Termination Without Cause; Resignation for Good Reason. In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or Disability (as defined below)) or Executive resigns his employment for Good Reason, then provided such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive satisfies the Release Requirement in Section 8 below, the Company shall provide Executive with the following “Severance Benefits”:

7.2.1           Severance Payments. Severance pay in the form of continuation of Executive’s Base Salary for a period of eighteen (18) months following termination, subject to required payroll deductions and tax withholdings (the “Severance Payments”). Subject to Section 8 below, the Severance Payments shall be made on the Company’s regular payroll schedule in effect following Executive’s termination date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first administratively practicable payroll date following the Release Effective Date. For such purposes, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.

7.2.2           Health Care Continuation Coverage Payments. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the termination date and ending twelve (12) months after the termination date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. The COBRA Premiums paid by the Company shall be treated as taxable income to Executive.

7.2.3           Equity Acceleration upon Termination. Except as provided in Section 2.3.1 with respect to the Promotion Option and notwithstanding anything to the contrary set forth in the Plan or any award agreement, effective as of Executive’s employment termination date, the vesting and exercisability of the then unvested time-based vesting equity awards that would have otherwise become vested had Executive performed Continuous Service (as that term is defined in the Plan) through the one year anniversary of Executive’s employment termination date then held by Executive shall accelerate and become immediately vested and exercisable, if applicable, by Executive upon such termination and shall remain exercisable, if applicable, following Executive’s termination as set forth in the applicable equity award documents. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents. Upon any such termination, Executive shall have three (3) years to exercise any options or stock appreciation rights, but no later than ten (10) years from the date of grant or the date when the options or stock appreciation rights would otherwise terminate under the Plan other than as a result of termination of employment (e.g., if all of the Company’s options are accelerated and terminate if not exercised in connection with a Change in Control (as that term is defined in the Plan), then Executive’s options will also terminate if not exercised in connection with the Change in Control).

7.2.4           Pro Rata Bonus. Executive shall be eligible to receive, based on the good faith determination of the Board or the Compensation Committee thereof, a pro rata Performance Bonus based on actual results and Executive’s period of employment during the fiscal year in which termination occurred (the “Pro Rata Bonus”), on the date when other bonuses are paid for the fiscal year.

7.2.5           No Mitigation or Offset. Executive shall have no obligation to mitigate the obligations hereunder, and the amounts due hereunder shall not be offset by any amounts otherwise earned by Executive.

7.3           Termination for Cause; Resignation Without Good Reason; Death or Disability. Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits listed in Section 7.2 above, if the Company terminates Executive’s employment for Cause, Executive resigns Executive’s employment without Good Reason, or Executive’s employment terminates due to Executive’s death or Disability, provided that, in the case of death or Disability termination, Executive (or Executive’s estate, in the case of his death) shall be eligible to receive a Pro Rata Bonus.

8.           Conditions to Receipt of Severance Benefits. To be eligible for any of the Severance Benefits pursuant to Section 7.2 above, Executive must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in substantially the form attached hereto as Exhibit B (the “Release”) within the applicable deadline set forth therein, but in no event later than forty-five (45) calendar days following Executive’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). No Severance Benefits will be provided hereunder prior to the Release Effective Date. Accordingly, if Executive refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement.

9.           Accrued Amounts. On any termination, Executive shall promptly receive earned but unpaid Base Salary, accrued but unused vacations and unreimbursed expenses (in accordance with the Company’s applicable expense reimbursement policies), and shall be entitled to any amounts due under any benefit or fringe plan or program in accordance with the provisions of the plan or program. In the event of Executive’s termination of employment as a result of death or Disability, by the Company without Cause, or for Good Reason, Executive will also receive any earned but unpaid Performance Bonus for the fiscal year prior to the date of such termination, which shall be paid at the time such Performance Bonus would have otherwise been paid under Section 2.2 of this Agreement.

10.           Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Any reference to termination or similar words shall mean a separation from service under the meaning of Code Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 10 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If any severance benefits provided under this Agreement constitute “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will be the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred, amounts shall not be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A.

11.             Section 280G; Limitations on Payment.

11.1           If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest after tax economic benefit for Executive. If more than one method of reduction will result in the same after tax economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

11.2           Notwithstanding any provision of Section 11.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest after tax economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

11.3           Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 11. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

11.4           If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 11.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees, to the extent not in violation of the Sarbanes-Oxley Act, to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 11.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 11.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

12.           Definitions.

12.1           Cause. For the purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (a) Executive’s conviction of or plea of guilty or nolo contendere to any felony (other than traffic violations); (b) Executive’s willful and continued failure or refusal to follow lawful and reasonable instructions of the Board or lawful, reasonable, material and internally published policies and regulations of the Company or its affiliates; (c) Executive’s willful and continued failure to perform the assigned duties of Executive’s employment with the Company or its affiliates; (d) unethical or fraudulent conduct by Executive in connection with the performance of Executive’s duties for the Company or its affiliates; (e) conduct by Executive that materially discredits the Company or any affiliate or that is materially detrimental to the reputation, character and standing of the Company or any affiliate; or (f) Executive’s material breach of this Agreement or the Proprietary Information Agreement. An event described in clauses (b) through (f) shall not be treated as “Cause” until after Executive has been given written notice of such event, failure, conduct or breach, and Executive fails to cure such event, failure, conduct or breach within 30 days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured.

12.2           Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (a) a reduction in Executive’s Base Salary, other than as permitted by Section 2.1 of this Agreement; (b) a material reduction in Executive’s duties (including responsibilities and/or authorities) or reporting structure; (c) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than thirty (30) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; (d) during Executive’s employment under this Agreement, the Company’s failure to nominate Executive for continued service on the Board each time that Executive’s service on the Board would otherwise terminate, unless such failure is required in order to comply with legal, stock exchange or other regulatory requirements relating to Board or committee composition; or (e) a material breach of this Agreement by the Company. In order for Executive to resign for Good Reason, each of the following requirements must be met: (w) Executive must provide written notice to the Board within sixty (60) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, (x) Executive must allow the Company at least thirty (30) calendar days from receipt of such written notice to cure such event, (y) such event is not reasonably cured by the Company within such thirty (30) calendar day period (the “Cure Period”), and (z) Executive must resign from all positions Executive then holds with the Company and any affiliate not later than thirty (30) calendar days after the expiration of the Cure Period.

12.3           Disability. For purposes of this Agreement, “Disability” means that Executive is unable to perform the essential functions of his position (notwithstanding the provision of any reasonable accommodation) by reason of any medically determinable physical or mental impairment which has lasted for a period of ninety (90) or more consecutive days or one hundred and twenty (120) days during any consecutive six (6) month period, as determined by a physician to be selected by the Company in good faith and reasonably acceptable to Executive.

13.           Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Irvine, California by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which will be provided to Executive upon request. In any such proceeding, the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. The parties shall pay their own legal fees. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

14.           General Provisions.

14.1           Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next business day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

14.2           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

14.3           Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14.4           Complete Agreement. This Agreement, together with the Proprietary Information Agreement, the Indemnity Agreement, dated as of December 13, 2016, between the Company and Executive (the “Indemnity Agreement”), the Purchase Agreement (as such term is defined in the Prior Agreement), with respect to Sections 5.4(a) and Section 5.4(b) therein only, and to the extent referenced in this Agreement, the Plan, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter; provided, however, that any of Executive’s rights to receive performance stock under Section 2.3.4 (Performance Stock) of the Prior Agreement shall survive and remain enforceable in accordance with the applicable terms of the Prior Agreement; provided, further, that any of Executive’s rights as a holder of options to acquire shares of Common Stock existing immediately prior to the Effective Date shall survive and remain enforceable in accordance with the terms of the applicable agreements. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and replaces any other agreements or promises made to Executive by anyone concerning Executive’s employment terms, compensation or benefits, whether oral or written, including but not limited any agreements or promises with or from the Company or any of its affiliates or predecessors and the Prior Agreement, except as otherwise expressly set forth in the prior sentence. It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

14.5           Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

14.6           Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.7           Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder, Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably, and the Company may not assign this Agreement, except to a successor in connection with a Change in Control (as that term is defined in the Plan), who assumes this Agreement in writing.

14.8           Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

14.9           Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

[Signature page follows]

In Witness Whereof, this Agreement shall be effective as of the Effective Date.

ChromaDex Corporation By: /s/ Mark Friedman Name: Mark Friedman Title: General Counsel and Secretary Executive /s/ Robert Fried Robert Fried